Exhibit 99.1

    Pro-Pharmaceuticals Appoints Dr. James Gourzis to its Board of Directors


    NEWTON, Mass.--(BUSINESS WIRE)--Dec. 20, 2006--Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds, today announced it has appointed James T. Gourzis, M.D., Ph.D., to its Board of Directors. Dr. Gourzis has provided clinical management and strategic development of the Company's clinical trials.

    Dr. Gourzis has extensive experience in formulating scientific and regulatory strategy and heading clinical development teams for pharmaceutical and biotechnology products, small molecules and biologics. Therapeutic area experience includes: oncology, cardiovascular, virology, immunology, central nervous system, allergy, anti-inflammatory, infectious disease, pain management and gastrointestinal disease. Dr. Gourzis also has expertise in negotiating collaborations and effecting R&D agreements with clients, licensors and contractors.

    "We are very pleased that James has accepted our invitation to join our Board of Directors," said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. "James' experience will be invaluable as we move our compounds through clinical trials and negotiate potential collaboration with bio-pharmaceutical companies who are evaluating our technology platforms."

    "The Company has made good progress advancing its lead carbohydrate compound, DAVANAT(R), through clinical trials," said Dr. Gourzis. "I look forward to working with the Company through its next phase of growth, which includes potential collaborations."

    Dr. Gourzis is Principal, MEDRAND Associates, providing consulting services with respect to scientific, strategic and regulatory considerations associated with the development of drugs and biologics. Previously, Dr. Gourzis held senior executive positions with bio-pharmaceutical companies: Senior Medical Director, PAREXEL International Corporation; Vice President Medical Affairs, Gensia Sicor (Teva) Pharmaceuticals; Chief Operating Officer, HiIl Top Pharmatest; Administrative Director, Group Health Associates; Executive Director Medical Research, Merrell-National Laboratories; and Senior Director Clinical Research, Schering Corporation.

    About DAVANAT(R)

    DAVANAT(R), the Company's lead drug candidate, is a carbohydrate (polysaccharide) polymer derived from plant sources composed of mannose and galactose. The Company believes DAVANAT(R)'s mechanism of action is based upon binding to specific lectins called Galectins. Lectins are cell surface proteins that bind certain carbohydrates. Galectins are a type of lectin that specifically binds galactose molecules. Current research indicates that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. This form of targeted delivery may allow for higher doses of chemotherapy administration with no increase in toxicity.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage pharmaceutical company engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with its lead compound, DAVANAT(R), in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (Avastin(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. The Company is developing other carbohydrate-based therapeutic compounds that are currently in the pre-clinical stage of development. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com. Information on the Company's Phase ll clinical trials and participating sites can be found at www.clinicaltrials.gov website, key word: DAVANAT(R).

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and bio-pharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.



    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com.